Kpmg                                                                Exhibit 23.2

     KPMG  LLP
     CHARTERED  ACCOUNTANTS                            Telephone   (416)228-7000
     Yonge  Corporation  Centre                        Telefax     (416)228-7123
     4100  Yonge  Street,  Suite  200                  www.kpmg.ca
     North  York,  ON  M2P  2H3



                        Independent Accountants' Consent

The  Board  of  Directors
DSS  Software  Technologies:

We consent to the use of our report dated July 18, 2003, with respect to the balance sheets of DSS Software Technologies as of December 31, 2002 and 2001, and the related statements of earnings, stockholder's equity and cash flows for each of the years in the two-year period ended December 31, 2002, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus. Our report dated July 18, 2003 contains an explanatory paragraph that states that the Company has incurred significant losses from operations which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.


/s/  KPMG LLP


Toronto,  Canada
September  15,  2003


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